Exhibit 10.19

PROMISSORY NOTE AGREEMENT

THIS PROMISSORY NOTE AGREEMENT (this “Agreement”), is made and entered into as of December 23, 2013, by and between the undersigned lenders (“Lenders”) and International Isotopes Inc., a Texas corporation (“Borrower”).

WITNESSETH:

WHEREAS, Borrower desires to borrow from Lenders, and Lenders are willing to loan to Borrower, the principal amount of $500,000, to be provided on the date of execution and prorated between the Lenders as set forth on Exhibit A attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby specifically acknowledged, the parties hereto agree as follows:

1.

Closing; Delivery. Upon the terms and subject to the conditions herein Lenders agree to lend to Borrower pursuant to the terms of this Agreement, a total principal amount of $500,000 (the “Loan”).  The delivery of the proceeds of the Loan shall take place after executing this Agreement.

2.

Interest.  The unpaid principal balance of the Loan shall accrue simple interest at a fixed rate of six percent (6%) per annum.

3.

Maturity Date.  The maturity date for this Loan shall be June 30, 2014.  The Borrower shall repay the full principal amount outstanding hereunder, together with all interest accrued thereon, on or before the maturity date.

4.

Prepayment.   The Borrower, without the prior written consent of the Lenders, may prepay the Loan at a price equal to the principal amount then outstanding plus all accrued interest through the date on which such prepayment is made without the payment of any prepayment premium or fee.

5.

Manner of Payment.  All amounts due pursuant to this Agreement shall be paid in cash or other immediately available funds to Lenders at the address set forth below or at such other place as the Lenders may designate in writing. The Lenders, at their sole discretion, may elect to have repayment of any, or all, portion of the principal amount and accrued interest to be paid in the form of the Borrowers common stock.  Should the Lenders choose this option the value of the Company common stock shall be determined based upon the average closing price of the Borrowers common stock for the 20 days preceding the maturity or prepayment date.

6.

Warrants.  Each Lender will be granted Class L Warrants to purchase Common Stock of International Isotopes Inc. in an amount as shown in Exhibit A and as described in the Class L Common Stock Purchase Warrant Document.

7.

Security.  To secure the Borrowers full and timely performance of the Borrowers obligation to timely pay the principal and all interest coming due under the Note, the Borrower hereby grants to Lenders a security interest in and to all of the Borrowers assets (collectively, the "Collateral") that have not been otherwise encumbered as collateral for purchase or lease of the AOS-100 container.

8.

Default.  Any one or more of the following events shall constitute an event of default under this Agreement:

a.

If Borrower fails to make payment due pursuant to this Agreement when and as such payment becomes due and payable; or

b.

Any breach of the covenants contained herein by Borrower, which breach remains uncured for a period of 30 days after Lender gives written notice of such default;

Upon the occurrence of and Event of default, this Note shall become immediately due and payable in full without presentment, demand, protest, or other notice of any kind, all if which are hereby expressly waived by the Borrower and any guarantors or endorsers and their respective heirs, legal representatives, successors and assigns anything contained herein to the contrary notwithstanding.  In such event, Lender shall be entitled to receive the principal due hereunder, together with any interest accrued thereon; provided, however, that Lender may by written notice to Borrower, waive any default, but no such waiver shall extend to or shall affect any subsequent default or shall impair any rights consequent thereon.  Borrower agrees that Lender may extend the terms for payment or accept partial payment without discharging or releasing Borrower from any of their obligations hereunder.

9.

Severability. If any of the provisions of this Agreement shall be held to be invalid or unenforceable, this Agreement shall be construed as if not containing those provisions and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

10.

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy of other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

11.

Governing Law: Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to the conflicts of law principles thereof.

12.

Integration. This Agreement (together with Exhibit A and the Class L Common Stock Purchase Warrant document) contains the entire Agreement of the parties relating to the subject matter hereof and supersedes all prior offers, letters, agreements and understandings of the parties.

13.

Waiver and Amendment. Any term of this Agreement may be amended only with the written consent of Borrower and Lender.  The observance of any term of this Agreement may be waived only if such waiver is in writing signed by the party waiving such term.

14.

Transfer and Assignment. The rights and obligations of Lender and Borrower hereunder and pursuant to the Note may not be transferred or assigned by either party without the prior written consent of the other, except that Lender may transfer or assign its rights and obligations under this Agreement or the Note to an affiliate, partner or limited partner of Lender. Except as otherwise provided in this Agreement and the Note, the provisions of this Agreement and the Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th of December, 2013.

BORROWER:

INTERNATIONAL ISOTOPES INC.

a Texas corporation

By: /s/ Steve T. Laflin

Name: Steve T. Laflin

Title: President

LENDERS:

By:	/s/ Ralph Richart	By:	/s/ John McCormack
Name: Ralph Richart		Name: John McCormack

EXHIBIT A

Lenders	Amount	Class L Warrants

Ralph Richart	$250,000	5,000,000 (*)

John McCormack	$250,000	5,000,000 (*)

(*) Note:   If this Promissory Note is not repaid in full on or before June 30, 2014, then the amount of Class L warrants issued to each note holder will be increased to 12,500,000 each.